EXHIBIT 99.3

Execution

DATED 28th December 2012

Between

CHINA TIANREN ORGANIC FOOD HOLDING COMPANY LIMITED

GOLDEN DAWN INTERNATIONAL LIMITED

as Chargors

and

VANDI INVESTMENTS LIMITED

as Chargee

SHARE CHARGE

Relating to certain ordinary shares in SkyPeople Fruit Juice, Inc.

SIDLEY AUSTIN

LEVEL 39

TWO INT’L FINANCE CENTRE

8 FINANCE STREET

CENTRAL, HONG KONG

Tel: (852) 2509 7888

Fax: (852) 2509 3110

Founded 1866

TABLE OF CONTENTS

Clause	Heading	Page Number

1.	INTERPRETATION	1
2.	FIXED CHARGE	4
3.	RESTRICTIONS AND FURTHER ASSURANCE	5
4.	CHARGED SHARES	8
5.	GENERAL UNDERTAKINGS	9
6.	REPRESENTATIONS AND WARRANTIES	10
7.	ENFORCEMENT	12
8.	RECEIVER	13
9.	WIDE CONSTRUCTION OF ENFORCEMENT POWERS	15
10.	CHARGEE’S RIGHTS	16
11.	ORDER OF DISTRIBUTIONS	17
12.	LIABILITY OF CHARGEE AND DELEGATES	18
13.	POWER OF ATTORNEY	19
14.	PROTECTION OF THIRD PARTIES	19
15.	COVENANT TO PAY	20
16.	SAVING PROVISIONS	20
17.	DISCHARGE OF ENCUMBRANCES	22
18.	EXPENSES, STAMP DUTY AND INTEREST	23
19.	PAYMENTS	23
20.	TAX GROSS UP	24
21.	OTHER INDEMNITIES	25
22.	SET-OFF	26
23.	RIGHTS, AMENDMENTS, WAIVERS AND DETERMINATIONS	26
24.	PARTIAL INVALIDITY	26
25.	NOTICES	27
26.	CHANGES TO PARTIES	28
27.	COUNTERPARTS	28
28.	GOVERNING LAW	28
29.	DISPUTE RESOLUTION	28
30.	LANGUAGE	30
SCHEDULE 1 RIGHTS OF CHARGEE		31
SCHEDULE 2 SHARES		33
SCHEDULE 3 FORM OF STOCK POWER		34
SCHEDULE 4 FORM OF IRREVOCABLE DEED OF APPOINTMENT OF PROXY AND POWER OF ATTORNEY		35

THIS DEED is dated 28 December 2012 and made

BETWEEN:

(1)	CHINA TIANREN ORGANIC FOOD HOLDING COMPANY LIMITED , a company incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands as chargor (“CTOF”);

(2)	GOLDEN DAWN INTERNATIONAL LIMITED, a company incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands as chargor (“Golden Dawn” and, together with CTOF, each a “Chargor” and collectively, the “Chargors”); and

(3)	VANDI INVESTMENTS LIMITED, a company incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands as chargee ( the “Chargee”).

BACKGROUND:

(A)	The Chargors are entering into this Deed in connection with the Investment Agreement (as defined below).

(B)	The board of directors of each Chargor is satisfied that entering into this Deed is for the purposes and to the benefit of the relevant Chargor.

(C)	The Chargee and the Chargors intend this Deed to take effect as a deed of the Chargors (notwithstanding that the Chargee may have executed it under hand only).

THIS DEED WITNESSES THE FOLLOWING:

1.	INTERPRETATION

1.1	Definitions

Terms defined in the Investment Agreement (as defined below) shall, unless otherwise defined in this Deed or unless a contrary intention appears, bear the same meaning when used in this Deed and the following terms shall have the following meanings:

“Authorisation” means an authorisation, consent, approval, resolution, licence, filing, notarisation, registration or exemption.

“BVI BC Act” means the BVI Business Companies Act, 2004 of the British Virgin Islands.

“Charged Assets” means the assets from time to time subject, or expressed to be subject, to the Charges.

“Charged Company” means SkyPeople Fruit Juice, Inc., a company established in the State of Florida and whose common stock is listed on NASDAQ.

“Chargee Transaction Documents” means the Transaction Documents and each other document required to be executed by an Obligor under or in connection with the above documents and any other document entered into in connection with the foregoing which grant rights or powers in favour of the Chargee.

“Charges” means all or any of the Encumbrances created or expressed to be created by or pursuant to this Deed.

“Companies Ordinance” means the Companies Ordinance (Cap. 32) of the Laws of Hong Kong.

“CPO” means the Conveyancing and Property Ordinance (Cap. 219) of the Laws of Hong Kong.

“Deed” means this deed of share charge.

“Default” means an Event of Default which would (with the expiry of a grace period, the giving of notice, the making of any determination under any of the Investment Agreement and the Chargee Transaction Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means a delegate or sub-delegate appointed under Clause 10.2 (Delegation).

“Dividends” means, in respect of each Chargor, all present and future:

(a)	dividends and distributions of any kind including cash dividends, stock dividends, liquidating dividends, non-cash dividends and any other sum received or receivable in respect of any of the Shares owned by that Chargor;

(b)	rights, shares, money or other assets accruing or offered by way of stock splits or reclassifications redemption, bonus, option or otherwise in respect of any of the Shares owned by that Chargor;

(c)	allotments, offers, warrants and rights accruing or offered in respect of any of the Shares owned by that Chargor; and

(d)	other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, any of the Shares owned by that Chargor.

“Enforcement Notice” means any written notice given by the Chargee to the Chargors after the occurrence of an Event of Default which is continuing stating that the Charges have become enforceable.

“Event of Default” has the meaning given to it in the Investors’ Agreement.

“Investment Agreement” means the investment agreement dated 16 November 2012 between the Issuer as issuer, the Chargee as investor, (COFCO (Beijing) Agricultural Industrial Equity Investment Fund (A Limited Partnership)*) (“COFCO Fund”) as investor and Xue Yongke as founder.

“Issuer” means V.X. Fortune Capital Limited, a company incorporated in the British Virgin Islands at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

“Obligations” means the payment and performance (whether at stated maturity, by acceleration or otherwise) of all obligations and liabilities now or hereafter due, owing or incurred by any Obligor to the Chargee under the Chargee Transaction Documents (whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise denominated in US$ or any other currency, or incurred on any current or other banking account or in any other manner whatsoever) including all fees, commissions and other costs, charges and expenses (including legal and other fees on a full indemnity basis) properly incurred by the Chargee in relation to any Obligor under or pursuant to the Chargee Transaction Documents.

*	For identification purpose only.

“Party” means a party to this Deed.

“Preferred Shares Terms” the terms of the Preferred Shares, a summary of the terms of which is set out in Schedule 4 to the Investment Agreement.

“Receiver” means a receiver and/or manager (and/or any other analogous person under any relevant jurisdiction, including a judicial manager, administrative receiver, administrator or provisional supervisor) appointed pursuant to this Deed in respect of the Charged Assets.

“Securities Act” means the Securities Act of 1933 as amended and in effect from time to time.

“Security Period” means the period from the date of this Deed until the date on which the Obligations have been irrevocably and unconditionally paid and discharged in full.

“Shares” means, in respect of each Chargor:

(a)	all the shares issued and outstanding as at the date of this Deed described in Column E of Schedule 2 (Shares) which are owned (whether legally or beneficially) by that Chargor; and

(b)	all warrants, options or other rights to subscribe for, purchase or otherwise acquire those shares.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“UCC” means the Uniform Commercial Code, as in effect from time to time, of any applicable state.

1.2	Construction

(a)	Unless a contrary indication appears, any reference or references in this Deed to:

(i)	the “Chargee” and “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a “Chargee Transaction Document” or any other agreement or instrument is a reference to that Chargee Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Chargee Transaction Document or other agreement or instrument;

(iii)	any form of property or asset shall include a reference to all or any part of that property or asset;

(iv)	“assets” includes present and future properties, revenues and rights of every description;

(v)	a Charged Asset includes the proceeds of sale of that Charged Asset;

(vi)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(ix)	Clauses and Schedules are to clauses of and schedules to this Deed;

(x)	the word “including” is without limitation; and

(xi)	the words “other”, “or otherwise” and “whatsoever” shall not be construed ejusdem generis or be construed as any limitation upon the generality of any preceding words or matters specifically referred to.

(b)	The rules of construction set out in clauses 1.2 to 1.6 and 1.9 of the Investment Agreement shall apply to this Deed mutatis mutandis, save that references therein to “this Agreement” shall be construed as references to this Deed.

(c)	The Charges shall be and are “enforceable” in accordance with Clause 7 (Enforcement) only.

(d)	An Event of Default is regarded as “continuing” if it has not been waived by the Chargee in accordance with the Chargee Transaction Documents.

(e)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period.

(f)	In the context of the rights, powers, privileges, discretions and immunities conferred on any Chargee or a Receiver, references to “charge” or “mortgage” in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to the Charges and references to “mortgaged land” in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to the Charged Assets.

(g)	If the Chargee considers that an amount paid to it under any Chargee Transaction Document or any Charges is capable of being avoided or otherwise set aside on the liquidation of the payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Deed.

2.	FIXED CHARGE

2.1	Charge

Each Chargor, as legal and beneficial owner of its Shares and as continuing security for the payment or discharge of all Obligations, charges in favour of the Chargee by way of a first fixed charge all its rights, title and interest present and future in and to the Shares and the Dividends.

2.2	Share registration

Each Chargor agrees that at any time after the Charges become enforceable, the Chargee may, at the cost of the Chargors, register the Shares in the name of the Chargee or its nominee.

2.3	Retention of documents

The Chargee shall be entitled to continue to hold any document delivered to it pursuant to Clause 3.3 (Delivery of documents) until the Charges are released and if, for any reason (other than pursuant to Clause 17 (Discharge of Encumbrances), it releases any such document to any Chargor or the Issuer before such time, it may by notice to that Chargor require that such document be redelivered to it and that Chargor shall immediately comply with that requirement or procure that it is complied with.

3.	RESTRICTIONS AND FURTHER ASSURANCE

3.1	Encumbrances

No Chargor shall create or attempt to create or permit to subsist any Encumbrance over or affecting the Charged Assets or any part of them except as created by this Deed.

3.2	Disposal

No Chargor shall (or agree to) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, withdraw, transfer or otherwise dispose of the Charged Assets or any part of them except as permitted by this Deed.

3.3	Delivery of documents

(a)	Each Chargor shall deliver or procure that there shall be delivered to the Chargee such documents relating to the Charged Assets as the Chargee reasonably requires and the following documents upon the execution of this Deed which may be held by the Chargee until the Charges are released:

(i)	share certificates or other documents of title in respect of the Shares in suitable form for transfer by delivery;

(ii)	duly executed instruments of transfer or assignment in blank in respect of the Shares substantially set out in the form set out in Schedule 3 (Form of Stock Power) but, in each case, with the dates and names of the transferees left blank; and

(iii)	signed but undated deed of irrevocable appointment of proxy and power of attorney from each Chargor substantially in the form set out in Schedule 4 (Form of Irrevocable Deed of Appointment of Proxy and Power of Attorney).

(b)	In addition, each Chargor shall deliver or procure that there shall be delivered to the Chargee all other documents the Chargee reasonably considers necessary or desirable including, without limitation all other documents required to enable the Chargee to register such Charged Assets in its name or in the name of its nominees or any Delegate after the delivery of an Enforcement Notice.

(c)	Each Chargor shall promptly deliver to the Chargee certificates or other instruments representing or evidencing the Charged Assets acquired or received after the date of this Deed with a stock power or such other instrument of transfer or assignment in blank duly executed by such Chargor. If at any time the Chargee notifies each Chargor that it requires additional stock powers or such other instruments of transfer endorsed in blank, such Chargor shall promptly execute in blank and deliver the requested stock power or instrument of transfer to the Chargee.

(d)	At any time after the Charges have become enforceable, the Chargee shall have the right to complete, date and put into effect the documents referred to in sub-paragraphs (a)(ii), (a)(iii), (b) and (c) above and to appoint such persons as the Chargee shall think fit as directors of the Charged Company.

3.4	Further assurance

Each Chargor shall at its own expense promptly do whatever the Chargee reasonably requires:

(a)	to perfect or protect the Charges or the priority of the Charges; or

(b)	to facilitate the realisation of the Charged Assets or the exercise of any rights vested in the Chargee, any Delegate or any Receiver after the Charges become enforceable.

3.5	Registration and security filings

Without prejudice to the generality of Clause 3.4 (Further assurance):

(a)	each Chargor shall:

(i)	maintain and make entries in its register of charges with particulars of the Charges immediately upon execution of this Deed, and in any event within one day of the date of this Deed, and a copy of the register shall be kept at its registered office or at the office of the registered agent pursuant to section 162 of the BVI BC Act;

(ii)	provide the Chargee with a certified true copy of the updated register of charges of such Chargor, immediately upon entry of such particulars has been made, and in any event within one day of the date of this Deed;

(iii)	file particulars of the Charges with the Registry of Corporate Affairs in the British Virgin Islands pursuant to section 163(1) of the BVI BC Act, immediately upon execution of this Deed, and in any event within three days of the date of this Deed;

(iv)	provide the Chargee with evidence of the filing referred to in paragraph (iii) above, immediately upon such filing, and in any event within three days of the date of this Deed; and

(v)	provide the Chargee with the certificate of registration of charge issued by the Registrar of Corporate Affairs pursuant to section 163(1) of the BVI BC Act, immediately upon receipt, and in any event within 21 days of the date of this Deed;

(b)	each Chargor shall ensure that UCC financing statements are filed in the appropriate filing offices of any jurisdiction, as further described in Clause 3.8 (UCC filings), within any prescribed time limit(s); and

(c)	each Chargor which becomes registered under Part XI of the Companies Ordinance, shall:

(i)	register particulars of the Charges with the Companies Registry in Hong Kong, immediately upon and in any event within two days of being registered under Part XI of the Companies Ordinance; and

(ii)	provide the Chargee with a certificate of registration of charge in respect of the Charges issued by the Companies Registry in Hong Kong evidencing that the requirements under the relevant sections of the Companies Ordinance as to registration have been complied, immediately upon and in any event within five weeks of being registered under Part XI of the Companies Ordinance.

3.6	Part XI Companies representation

Each Chargor represents and warrants to the Chargee that it is not registered under Part XI of the Companies Ordinance as of the date of this Deed.

3.7	Directors resolution

After the Charges have become enforceable, each Chargor shall procure to the extent that it is within its power as a shareholder of the Charged Company that any transfer to or by the Chargee or its nominee of any of the Charged Assets is duly approved by the board of directors of the Charged Company and registered in the Charged Company’s shareholder register (if necessary), by replacing the board of directors of the Charged Company with directors nominated by the Chargee as it sees fit.

3.8	UCC filings

It is the intention of the parties that, pursuant to Clause 28 (Governing Law), Hong Kong law govern this Deed and the Charges hereunder. Notwithstanding the foregoing, to the extent the Chargee deems it appropriate to file precautionary filings under any UCC jurisdiction:

(a)	each Chargor hereby irrevocably authorises the Chargee at any time and from time to time to file in any filing office in any UCC jurisdiction any initial financing statements describing the collateral as the Shares, the Dividends, and any other assets charged hereunder, and amendments thereto to perfect or continue the perfection of the Charges; and

(b)	each Chargor ratifies its authorisation for the Chargee to have filed in any UCC jurisdiction any initial financing statements or amendments thereto as described in paragraph (a) above, if filed prior to the date hereof.

3.9	Principal place of business

Each Chargor represents that its principal place of business is situated in the British Virgin Islands and it has no establishment or place of business or chief executive office in the United States of America.

4.	CHARGED SHARES

4.1	Voting and other rights until the Charges become enforceable

Until the Charges have become enforceable, the relevant Chargor shall be entitled to exercise or direct the exercise of the voting and other rights attached to the Shares as it sees fit provided that:

(a)	it does so for a purpose not inconsistent the Chargee Transaction Documents; and

(b)	the exercise or failure to exercise those rights would not have an adverse effect on the value of the Shares and would not otherwise prejudice the interests of the Chargee.

4.2	Voting and other rights if the Charges become enforceable

At any time after the Charges become enforceable:

(a)	the Chargee shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Share as it sees fit; and

(b)	each Chargor shall comply or procure the compliance with any directions of the Chargee in respect of the exercise of those rights and shall promptly following a written request by the Chargee execute and/or deliver to the Chargee such forms of proxy as it may require in connection with that exercise.

4.3	Dividends

(a)	Until the Charges have become enforceable, each Chargor shall be entitled to retain all Dividends.

(b)	When the Charges have become enforceable, each Chargor shall pay to the Chargee all such Dividends, whether in cash or otherwise.

(c)	All Dividends that are received with respect to the Shares by any Chargor contrary to the provisions of this Clause 4.3 shall be:

(i)	held in trust for the benefits of the Chargee;

(ii)	segregated from other property or funds of the relevant Chargor; and

(iii)	forthwith delivered to the Chargee in the same form as so received (with any necessary endorsement).

(d)	Each Chargor shall promptly notify the Chargee of its acquisition of, or agreement to acquire, any Shares and any declaration, payment, allotment, offer or issue of any Dividend.

4.4	Communications

Each Chargor shall, as soon as practicable after receipt, deliver to the Chargee a copy of every circular, notice, report, set of accounts or other documents received by it or its nominee in connection with the Shares or in connection with or from the issuer of any of the Shares.

4.5	Payment of calls etc.

Each Chargor must promptly pay or procure the payment of all calls, instalments or other payments due and payable in respect of any of the Charged Assets.

4.6	Power of attorney

If any Share is not held in the relevant Chargor’s name other than pursuant to this Deed, that Chargor shall promptly execute and deliver to the Chargee an irrevocable power of attorney expressed to be given by way of security and executed as a deed by the person in whose name that Share is held. That power of attorney shall appoint the Chargee and every Delegate the attorney of the holder and shall be substantially in the form of the power of attorney in Clause 13 (Power of Attorney) of this Deed.

4.7	Exchange certificates

The Chargee shall have the right at any time to exchange certificates or instruments representing or evidencing Charged Assets for certificates or instruments of smaller or larger denominations to represent any smaller or larger number of ordinary shares that may be issued to either Chargor, as may be reflected on the register of members of the Charged Company from time to time.

5.	GENERAL UNDERTAKINGS

5.1	Authorisations

(a)	Each Chargor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Chargee of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Deed and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Deed (subject to any general principles of law limiting its obligations or the enforceability of the Charges).

(b)	Each relevant Chargor shall promptly make or file any of the registrations specified in Clause 6.5 (Validity and admissibility in evidence) within any prescribed time limit(s), if any.

5.2	Compliance with laws

Each Chargor shall comply in all respects with all laws to which it is subject, if failure so to comply would materially impair its ability to perform its obligations under this Deed.

5.3	No prejudicial conduct

No Chargor shall do, or permit to be done, anything which would (in the reasonable opinion of the Chargee) prejudice the Charges.

5.4	Additional shares to be charged

Golden Dawn shall execute and deliver a share charge and any other documents as required to effect such share charge (in a form agreed by the Chargee) in favour of the Chargee in respect of the 85,967 shares of the common stock of the Charged Company held through a brokerage account with Credit Suisse (the “Additional Shares”), within ten (10) Business Days of the date of a written notice issued by the Chargee and to it. Absent prior written consent from the Chargee, Golden Dawn undertakes not to sell, transfer or dispose of or create any Encumbrance on the Additional Shares.

6.	REPRESENTATIONS AND WARRANTIES

Each Chargor makes the representations and warranties set out in this Clause 6 (to the extent applicable) to the Chargee on the date of this Deed.

6.1	Status and capacity

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

6.2	Binding obligations

The obligations expressed to be assumed by it in this Deed are legal, valid, binding and enforceable, subject to any general principles of law limiting its obligations or the enforceability of the Charges.

6.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Deed or any Chargee Transaction Document do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents (if applicable); or

(c)	any agreement or instrument binding upon it or any of its assets,

nor (except for the Charges) result in the existence of, or oblige it to create, any Encumbrance over any of the Charged Assets.

6.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Deed and the transaction contemplated by the Chargee Transaction Documents.

6.5	Validity and admissibility in evidence

Subject to any general principles of law limiting its obligations or the enforceability of the Charges, all Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Deed;

(b)	to make this Deed admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable it to create the Charges and to ensure that the Charges have and will have the priority and ranking which they are expressed to have,

have been obtained or effected and are in full force and effect save for the making of the appropriate filings of this Deed in accordance with Clauses 3.5(a) and 3.5(b).

6.6	Legal and beneficial ownership

Each Chargor is the sole beneficial and legal owner of its respective Charged Assets.

6.7	Shares fully paid etc.

(a)	The shares described in Schedule 2 (Shares) and to the extent applicable, the other Charged Assets, are validly issued, fully paid for, non-assessable and are not subject to any option to purchase or similar rights.

(b)	The Charged Assets are transferable and not subject to any restriction by any law or contract (including any conditional or unconditional outstanding option, warrant or other convertible, subscription, acquisition or purchase rights granted to any person) or otherwise.

6.8	No proceedings pending or threatened

No material litigation, investigation, arbitration or administrative proceedings of or before any court, arbitral body or agency is pending or, to the knowledge of any Chargor, threatened by or against any Chargor with respect to this Deed or the transaction contemplated by this Deed or having a material adverse effect on any Chargor’s ability to observe any of its obligations hereunder.

6.9	No existing Encumbrance

Except for the Charges, no Encumbrance exists on or over the Charged Assets.

6.10	Jurisdiction

Any judgment obtained in Hong Kong will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

6.11	Nature of Encumbrance

This Deed creates those Security it purports to create and is not liable to be amended or otherwise set aside on its liquidation or otherwise.

6.12	Pari passu ranking

Each Chargor’s payment obligations under this Deed rank at least pari passu with the claims of all its other unsecured and unsubordinated creditor, except for obligations mandatorily preferred by law applying to such Chargor generally.

6.13	Immunity

(a)	The entry into by it of this Deed constitutes, and the exercise by it of its rights and performance of its obligations under this Deed will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Deed.

6.14	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable the Chargee to enforce its rights under this Deed; or

(ii)	by reason of the entry into of the Chargee or the performance by it of its obligations under this Deed,

that the Chargee should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation.

(b)	The Chargee is not and will not be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of this Deed.

6.15	Times for making representations and warranties

(a)	The representations and warranties set out in this Deed (including in this Clause) are made on the date of this Deed.

(b)	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty under this Deed is deemed to be repeated by each Chargor on each date during the Security Period.

(c)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

7.	ENFORCEMENT

7.1	When enforceable

The Charges shall be enforceable and, save as may be provided in this Deed, the powers conferred to in this Deed shall be exercisable following the delivery of an Enforcement Notice.

7.2	Discretion

After the Charges have become enforceable, the Chargee:

(a)	may enforce all or any part of any Charges (at the times, in the manner and on the terms as it thinks fit) and take possession and hold or dispose of all or any part of the Charged Assets; and

(b)	whether or not it has appointed a Receiver, may exercise all or any of the powers, authorities and discretions given to mortgagees and Receivers by the CPO as varied or extended by this Deed or otherwise conferred by law.

7.3	Power of sale

The statutory power of sale, of appointing a Receiver and other statutory powers conferred on mortgagees by Section 51 (Powers of mortgagee and receiver) and Section 53 (Sale by mortgagee) of the CPO and the Fourth Schedule (Powers of mortgagee and receiver) to the CPO as varied and extended by this Deed shall arise after the Charges become enforceable and no restriction imposed by any ordinance or other statutory provision in relation to the exercise of any power of sale shall apply to this Deed.

7.4	No requirement of notice period

Except as required by applicable law or other terms of this Deed (including, Clause 7.1 and the latter part of this Clause 7.4), the Chargee is not required to give any prior notice of non-payment or Default to any Chargor before enforcing the Charges, there is no minimum period for which Obligations must remain due and unpaid before the Charges can be enforced and Paragraph 11 of the Fourth Schedule to the CPO (Powers of Mortgagee and Receiver) (and any similar provision under other laws unless such law cannot be waived by the relevant Chargor by this Deed under such relevant law) does not apply to this Deed.

7.5	No liability as mortgagee in possession

Nothing done by or on behalf of the Chargee or any Receiver pursuant to this Deed shall render it liable to account as a mortgagee in possession for any sums except in the case of fraud, wilful misconduct or gross negligence on the part of the Chargee.

8.	RECEIVER

8.1	Appointment of Receiver

(a)	Without prejudice to the provisions of Clauses 7.1 (When enforceable), 7.2 (Discretion), 7.3 (Power of sale) and 7.5 (No liability as mortgagee in possession) above, the Chargee may appoint any one or more persons to be a Receiver of all or any part of the Charged Assets if the Charges have become enforceable.

(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

8.2	Removal

The Chargee may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

8.3	Remuneration

The Chargee may fix the remuneration of any Receiver appointed by it.

8.4	Agent of Chargors

(a)	A Receiver will be deemed to be the agent of the Chargors for all purposes. The Chargors are responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	The Chargee will not incur any liability (either to any Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

8.5	Relationship with agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after the Charges become enforceable be exercised by the Chargee in relation to any Charged Asset without first appointing a Receiver and notwithstanding the appointment of a Receiver.

8.6	Powers of the Receiver

(a)	General

(i)	A Receiver has all of the rights, powers and discretions set out below in this Clause 8.6 in addition to those conferred on it by any law.

(ii)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.

(b)	Possession

A Receiver may take immediate possession of, get in and collect any Charged Asset and without prejudice to the foregoing, cause to be registered all or any part of the Charged Assets in its own name or in the name of its nominee(s) or in the name of any purchaser(s) thereof.

(c)	Employees

(i)	A Receiver may appoint and discharges managers, officers, agents, accountants, servants, employees, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(ii)	A Receiver may discharge any person appointed by any Chargor.

(d)	Borrow money

A Receiver may raise and borrow money either unsecured or on the Encumbrances of any Charged Asset either in priority to the Encumbrances or otherwise and generally on any terms and for whatever purpose which he thinks fit.

(e)	Sale of assets

(i)	A Receiver may sell, exchange, convent into money and realise any Charged Asset by public auction or private contract and generally in any matter and on any terms which he thinks fit.

(ii)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

(f)	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of any Chargor or relating in any way to any Charged Asset.

(g)	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Charged Asset which he thinks fit.

(h)	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Charged Asset.

(i)	Delegation

A Receiver may delegate his powers in accordance with this Deed.

(j)	Covenants, guarantees and indemnities

A Receiver may enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit, make all payments needed to effect, maintain or satisfy such obligations or liabilities and use the company seal(s) (if any) of any Chargor and the Charged Company.

(k)	Acquisitions

A Receiver may purchase, lease, hire or otherwise acquire any assets or rights of any description that he, in his absolute discretion, considers necessary or desirable for the improvement or realisation of the whole or any part of the Charged Assets or otherwise for the benefit of the whole or any part of the Charged Assets.

(l)	Protection of assets

A Receiver may effect any repair or insurance and do any other act which any Chargor might do in the ordinary conduct of its business to protect, preserve, maintain, manage or improve any Charged Asset as he thinks fit.

(m)	Other powers

A Receiver may:

(i)	do all other acts and things which he may consider desirable or necessary for realising any Charged Asset or incidental or conductive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or law;

(ii)	exercise in relation to any Charged Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Charged Asset; and

(iii)	use the name of any or all of the Chargors for any of the above purposes.

9.	WIDE CONSTRUCTION OF ENFORCEMENT POWERS

The powers of the Chargee under this Deed shall be construed in the widest possible sense and all Parties intend that the Chargee shall have powers as may be conferred (or, if not expressly conferred, as is not restricted) by any applicable law.

10.	CHARGEE’S RIGHTS

10.1	Rights of Chargee

At any time after the Charges become enforceable, the Chargee shall have the rights set out in Schedule 1 (Rights of Chargee).

10.2	Delegation

(a)	The Chargee may delegate in any manner to any person any rights exercisable by the Chargee under this Deed. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Chargee thinks fit.

(b)	Any Receiver may delegate in any manner to any person any rights exercisable by the any Receiver under this Deed. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as any Receiver thinks fit.

10.3	Realisation

(a)	If the Chargee or any Receiver exercises the rights conferred on it by this Deed, the same shall not be treated as an absolute appropriation of or foreclosure on the Charged Assets to the exclusion of the Chargors and in extinguishment of its interests therein, unless the Chargee or any Receiver shall otherwise notify the Chargors (whether before or after the relevant appropriation or foreclosure has been effected), in which latter event the Obligations shall be reduced by an equivalent amount.

(b)	In any disposal of the Charged Assets by the Chargee or any Receiver, the Chargee or any Receiver may (i) restrict the prospective bidders on or purchasers of the Charged Assets to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Charged Assets and (ii) impose such other limitations or conditions in connection with any such sale as the Chargee or any Receiver deems necessary or advisable in order to comply with any law. The Chargors agree that, to the extent notice of such sale shall be required by applicable law, at least 10 days’ notice (or such other notice as may be required by applicable law) to the Chargors of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Chargee or any Receiver shall not be obligated to make any sale of Charged Assets regardless of notice of sale having been given. The Chargee or any Receiver may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Chargor hereby waives any claims against the Chargee arising by reason of the fact that the price at which any Charged Assets may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Chargee accepts the first offer received and does not offer such Charged Assets to more than one offeree. Each Chargor acknowledges that if the Charged Assets consist of securities not registered under the Securities Act, the best price obtainable for such securities in an arm’s length transaction may reflect a substantial discount from the book value of such securities.

(c)	The Chargee shall not be obliged to exercise any of the rights or powers vested in it by this Deed.

(d)	If the Chargee elects to exercise its right to sell any Charged Assets pursuant hereto, and if in the opinion of the Chargee it is necessary or advisable to have the Charged Assets (or the portion to be sold) registered under the provisions of the Securities Act, the relevant Chargor will, at any time and from time to time upon the written request of the Chargee, use its best efforts to take or cause the Charged Company to take such action, and prepare, distribute and file such documents, as are necessary or advisable in the reasonable opinion of counsel for the Chargee to permit the public sale of such Charged Assets including to:

(i)	execute and deliver, and cause the directors and officers of the Charged Company to execute and deliver, all such instruments, agreements and documents, and do or cause to be done all such other acts as may be, in the opinion of the Chargee, necessary or advisable to register and sell such Charged Assets in compliance with the Securities Act;

(ii)	use its best efforts to cause the related registration statement to become and remain effective until such time that the Charged Assets are properly disposed of; and

(iii)	make all amendments thereto and/or to the related prospectus which, in the opinion of the Chargee, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SFC applicable thereto or in the opinion of any underwriters selected by the Chargee to effectuate such purchase.

Without prejudice to Clause 21.2 (Other indemnities), each Chargor further agrees:

(A)	to indemnify, defend and hold harmless the Chargee, any underwriter and their respective directors, officers, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including reasonable legal fees and expenses to the Chargee), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Chargor or the Charged Company by the Chargee expressly for use therein; and

(B)	upon written request, to use its best efforts to qualify, file or register, or cause the issuer of such Charged Assets to (x) qualify, file or register, any of the Charged Assets under the “Blue Sky” or other securities laws of such states as may be requested by the Chargee and keep effective all such qualifications, filings or registrations and (y) to promptly make available to its security holders an earnings statement which will satisfy the provisions of section 11(a) of the Securities Act. Each Chargor will bear all costs and expenses of carrying out its obligations under this Clause.

11.	ORDER OF DISTRIBUTIONS

(a)	The proceeds of any sale or other realisation upon all or any part of the Charged Assets (including any cash but less the costs and expenses properly incurred by the Chargee, any Receiver or any Delegate in connection with such sale or other realisation) under this Deed shall be applied in the following order of priority:

(i)	first, to the payment of any taxes, filing fees and registration fees and any other expenses owed to any governmental entity and incurred in connection with sale or other realisation (if any) by the Chargee, any Receiver or any Delegate;

(ii)	second, to the payment of, any expenses properly incurred by the Chargee, any Receiver and/or any Delegate in connection with such sale or other realisation; including any amounts owed to any Receiver or any Delegate appointed in accordance with or under any Chargee Transaction Document; and any other amounts payable to any Receiver or any Delegate in connection with the performance of its functions, including, without limitation, compensation to its agents and counsel, in each case whether actually paid or accrued;

(iii)	third, to the payment of any unreimbursed expenses of the Chargee, any Receiver and/or any Delegate which is to be reimbursed pursuant to the Chargee Transaction Documents and of all remuneration due to any Receiver or any Delegate under or in connection with this Deed; other than those paid under paragraph (ii) above;

(iv)	fourth, to payment of the Obligations due and payable to the Chargee; and

(v)	finally, payment to the Chargors or their successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

(b)	This Clause:

(i)	is subject to the payment of any claims having priority over the Charges; and

(ii)	does not prejudice the right of the Chargee to recover any shortfall from any Chargor.

12.	LIABILITY OF CHARGEE AND DELEGATES

(a)	Neither the Chargee nor any Receiver nor any Delegate shall (either by reason of taking possession of the Charged Assets or for any other reason and whether as mortgagee in possession or otherwise) be liable to any Chargor or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Charged Assets or from any act, default, omission or misconduct of the Chargee, any Receiver, any Delegate or their respective officers, employees or agents in relation to the Charged Assets except to the extent caused by its or his own gross negligence or wilful misconduct.

(b)	Nothing in this Deed shall be construed as placing on the Chargee any liability whatsoever in respect of any calls, instalments or other payments relating to any of the Charged Assets or any rights, shares or other securities accruing, offered or arising as aforesaid, and each Chargor shall indemnify the Chargee in respect of all calls, instalments or other payments relating to any of the Charged Assets owned by it and to any rights, shares and other securities accruing, offered or arising as aforesaid in respect of any of the Charged Assets.

13.	POWER OF ATTORNEY

13.1	Appointment

Each Chargor by way of security irrevocably appoints, the Chargee and every Delegate and any Receiver severally as its attorney (with full power of substitution) on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit:

(a)	to do anything which that Chargor is obliged to do (but has not done) under this Deed (including to execute charges over, transfers, conveyances, assignments and assurances of, and other instruments, notices, orders and directions relating to, the Charged Assets); and

(b)	to exercise any of the rights and powers conferred on the Chargee or any Receiver or any Delegate in relation to the Charged Assets or under this Deed, the CPO, the Companies Ordinance or generally under Hong Kong law.

13.2	Removal

The Chargee may by writing under its hand remove any Delegate appointed by it and may, whenever it thinks fit, appoint a new Delegate in the place of any Delegate whose appointment may for any reason have terminated.

13.3	Ratification

Each Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 13.1 (Appointment).

14.	PROTECTION OF THIRD PARTIES

14.1	No duty to enquire

No person dealing with the Chargee or any Receiver or any Delegate shall be concerned to enquire:

(a)	whether the power or rights conferred by or pursuant to this Deed are exercisable;

(b)	whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with;

(c)	otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such rights; or

(d)	as to the application of any money borrowed or raised.

14.2	Protection to purchasers

Subject to the provisions of this Deed, all the protection to purchasers contained in Sections 52 (Protection of purchaser), 53 (Sale by mortgagee) and 55 (Mortgagee’s receipt) of the CPO or in any other applicable legislation shall apply to any person purchasing from or dealing with the Chargee, any Delegate or any Receiver.

15.	COVENANT TO PAY

15.1	Covenant to pay or discharge Obligations

Each Chargor covenants that it shall on demand pay or discharge the Obligations when the Obligations become due.

15.2	Potential invalidity

Neither the covenant to pay in Clause 15.1 (Covenant to pay or discharge Obligations) nor the obligation to pay interest pursuant to Clause 15.3 (Interest) nor the security created by this Deed shall extend to or include any liability or sum which would, but for this Clause 15.2, cause such covenant or security to be unlawful under any applicable law.

15.3	Interest

(a)	Each Chargor hereby agrees to pay to the Chargee, in respect of any amount demanded from it in accordance with this Deed (to the extent that interest on such amount is not otherwise being paid pursuant to any agreement between the Issuer and the Chargee) interest from first demand by the Chargee of such Chargor at the rate of 25% per annum.

(b)	Such interest shall accrue due on a daily basis from the demand by the Chargee until actual payment by such Chargor (both before and after any further demand or judgment or the liquidation of the Issuer).

16.	SAVING PROVISIONS

16.1	Continuing Encumbrances

Subject to Clause 17 (Discharge of Encumbrances), the Charges are continuing Encumbrances and will extend to the ultimate balance of the Obligations, regardless of any intermediate payment or discharge in whole or in part.

16.2	Reinstatement

If any payment by any Chargor or any discharge given by the Chargee (whether in respect of the obligations of any person or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of the Chargors and the Charges shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Chargee shall be entitled to recover the value or amount of that security or payment from the Chargors, as if the payment, discharge, avoidance or reduction had not occurred.

16.3	Waiver of defences

Neither the obligations of the Chargors under this Deed nor the Charges will be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Deed or any of the Charges (without limitation and whether or not known to it or the Chargee) including:

(a)	any time, waiver or consent granted to, or composition with, any Chargor or any other person;

(b)	the release of any Chargor or any other person under the terms of any composition or arrangement with any creditor of any Chargor or any such person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of, any Chargor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Encumbrance;

(d)	any death, mental or other incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status or constitution of any Chargor or any other person;

(e)	any amendment (however fundamental) or replacement of any Chargee Transaction Document or any other related document or Encumbrance;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under the Investment Agreement, any Chargee Transaction Document or any other related document or Encumbrance;

(g)	any insolvency, bankruptcy, liquidation, winding-up or similar proceedings (as applicable); or

(h)	any other Encumbrance, guarantee or indemnity now or thereafter held by the Chargee or any other person in respect of the Obligations or any other liabilities.

16.4	Immediate recourse

Each Chargor waives any right it may have of first requiring the Chargee to proceed against or enforce any other rights or Encumbrances or claim payment from any person before claiming from the Chargors under this Deed. This waiver applies irrespective of any law to the contrary.

16.5	Appropriations

Until all the Obligations have been irrevocably paid in full and all facilities and the Notes which might give rise to the Obligations have been terminated or redeemed, the Chargee may:

(a)	refrain from applying or enforcing any other moneys, Encumbrances or rights held or received by it in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Chargor shall be entitled to the benefit of the same; and

(b)	hold in a suspense account any moneys received from a Chargor or on account of that Chargor’s liability under this Deed.

16.6	Deferral of Chargor’s rights

Until all the Obligations have been irrevocably paid or discharged in full, no Chargor will exercise any rights which it may have by reason of performance by it of its obligations under this Deed:

(a)	to be indemnified by any person;

(b)	to claim any contribution from any other provider of any Encumbrance for or any other guarantor of any person’s obligations under or in connection with any Chargee Transaction Document; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Chargee or of any guarantee or Encumbrance taken pursuant to, or in connection with, any Chargee Transaction Document.

Each Chargor must hold in trust for and immediately pay or transfer to the Chargee any payment or distribution or benefit of any Encumbrance received by it contrary to this Clause or in accordance with any directions given by the Chargee under this Clause.

16.7	Additional Encumbrance

(a)	The Charges are in addition to and are not in any way prejudiced by any other guarantees or Encumbrance now or subsequently held by the Chargee.

(b)	No prior Encumbrance held by the Chargee (in its capacity as such or otherwise) over any Charged Asset will merge into the Charges.

16.8	Encumbrance held by Chargor

No Chargor shall, without the prior consent of the Chargee, hold any Encumbrance from any other Obligor in respect of the Chargor’s liability under this Deed. Each Chargor will hold any Encumbrance held by it in breach of this provision on trust for the Chargee.

17.	DISCHARGE OF ENCUMBRANCES

17.1	Release

(a)	After the Obligations have been irrevocably paid or discharged in full or as required or permitted by the Chargee Transaction Documents, the Chargee shall at the request and cost of the relevant Chargor promptly release, reassign or discharge (as appropriate) the relevant Charged Assets from the Charges.

(b)	For those Charged Assets which have been transferred and registered under the name of the Chargee or its nominee, the Chargee shall only be obliged to return the share certificate(s) then representing the Charged Assets not yet disposed of or realised by the Chargee pursuant to its powers under this Deed (but not the original share certificates originally delivered to the Chargee by the relevant Chargor) with the instruments of transfer duly executed in favour of the relevant Chargor or such other person as the relevant Chargor may direct.

17.2	Retention of Encumbrance

If any amount paid or credited to the Chargee under this Deed is capable of being avoided or otherwise set aside on the winding-up or bankruptcy (as applicable) of any Chargor or any other person, or otherwise, that amount shall not be considered to have been paid for the purposes of determining whether all the Obligations have been irrevocably paid.

17.3	Consolidation

Any restrictions on the consolidation of Encumbrances shall be excluded to the fullest extent permitted by law and the Chargee shall, so far as it is lawful and subject to other provisions of this Deed, be entitled to consolidate all or any of the Charges with any other Encumbrance whether in existence on the date of this Deed or in the future.

18.	EXPENSES, STAMP DUTY AND INTEREST

18.1	Amendment costs

If any Chargor requests an amendment, waiver or consent, that Chargor shall, within three days of demand, reimburse the Chargee (and its directors, officers, employees and agents) for the amount of all costs and expenses (including legal fees) incurred by the Chargee in responding to, evaluating, negotiating or complying with that request.

18.2	Enforcement costs

Each Chargor shall, within three days of demand, pay to the Chargee (and its directors, officers, employees and agents) the amount of all costs, losses, liabilities and expenses (including legal fees and fees of any experts and agents satisfactory to it) incurred by the Chargee, any Receiver or any Delegate in relation to this Deed (including the administration, protection, realisation, enforcement or preservation of any rights under or in connection with this Deed, or any consideration by the Chargee as to whether to realise or enforce the same, and/or any amendment, waiver, consent or release).

18.3	Stamp taxes

Each Chargor shall pay and, within three days of demand, indemnify the Chargee (and its directors, officers, employees and agents) against any cost, loss or liability it incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Deed.

19.	PAYMENTS

19.1	Demands

Any demand for payment made by the Chargee shall be accompanied by a reasonably detailed statement of the relevant Obligations.

19.2	Payments

All payments by the Chargors under this Deed (including damages for its breach) shall be made in US$ or such other relevant currency (in the case of amounts payable under Clause 18 (Expenses, Stamp Duty and Interest)) and to such account, with such financial institution and in such other manner as the Chargee may direct.

19.3	Continuation of accounts

At any time after:

(a)	the receipt by the Chargee of notice (either actual or otherwise) of any subsequent Encumbrance affecting the Charged Assets; or

(b)	any step is taken in relation to the winding-up or bankruptcy (as applicable) of any Chargor,

the Chargee may open a new account in the name of the relevant Chargor with a bank it chooses (whether or not it permits any existing account to continue). If the Chargee does not open such a new account, it shall nevertheless be treated as if it had done so when the relevant event occurred. No moneys paid into any account, whether new or continuing, after that event shall discharge or reduce the amount recoverable pursuant to this Deed.

19.4	Subrogation

So long as any Charge remains outstanding:

(a)	any rights of a Chargor, by reason of the performance of any of its obligations under this Deed, the enforcement of any of the Charges or any action taken pursuant to any rights conferred by or in connection with this Deed, to be indemnified by any person, to prove in respect of any liability in the winding-up of any person or to take the benefit of or enforce any Encumbrance, guarantees or indemnities, shall be exercised and enforced only in such manner and on such terms, as the Chargee may require; and

(b)	any amount received or recovered by a Chargor (i) as a result of any exercise of any such rights or (ii) in the winding-up of any person shall be held in trust for and immediately paid to the Chargee.

20.	TAX GROSS UP

20.1	Definitions

In this Clause 20:

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Deed.

“Tax Payment” means an increased payment made by each Chargor to the Chargee under Clause 20.2 (Tax gross-up).

20.2	Tax gross-up

(a)	Each Chargor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	Each Chargor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Chargee accordingly.

(c)	If the Tax Deduction is required by law to be made by any Chargor, the amount of the payment due from the Chargor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If a Chargor is required to make a Tax Deduction, the Chargor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the relevant Chargor shall deliver to the Chargee evidence reasonably satisfactory to the Chargee that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

21.	OTHER INDEMNITIES

21.1	Currency indemnity

(a)	If any sum due from a Chargor under this Deed (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Chargor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Chargor shall as an independent obligation, within 10 days of demand, indemnify the Chargee against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Chargee at the time of its receipt of that Sum provided that any payment made to the Chargee shall be in US$.

(b)	Each Chargor waives any right it may have in any jurisdiction to pay any amount under this Deed in a currency or currency unit other than that in which it is expressed to be payable.

21.2	Other indemnities

To the fullest extent permitted by applicable law, each Chargor shall, indemnify the Chargee (and its directors, officers, employees and agents), any Receiver and any Delegate against all losses, liabilities, damages, costs and expenses incurred by it or them in the execution or performance of the terms and conditions of this Deed and against all actions, proceedings, claims, demands, costs, charges and expenses (including legal fees and fees of any experts or agents satisfactory to it) which may be incurred, sustained or arise in respect of the non-performance or non-observance of any of the undertakings and agreements of any Chargor in this Deed or in respect of any matter or thing done or omitted relating in any way whatsoever to the Charged Assets, including without limitation, losses, liabilities, damages, costs and expenses suffered or incurred in connection with:

(a)	the perfection, preservation, protection, enforcement, realisation or exercise, or attempted perfection, preservation, protection, enforcement, realisation or exercise, of any Encumbrance created, or any powers conferred, by this Deed or by law;

(b)	the exchange of any share certificate(s) or other documents of title in respect of the Charged Assets of any denomination(s) for any share certificate(s) or other documents of title of other denomination(s);

(c)	any Charged Assets being deemed not to be freely transferable or deliverable or to be defective,

and, for the avoidance of doubt, each of the indemnities in this paragraph shall survive discharge of the Obligations.

21.3	Indemnities separate

Each indemnity in this Deed shall:

(a)	constitute a separate and independent obligation from the other obligations in any Chargee Transaction Documents;

(b)	give rise to a separate and independent cause of action;

(c)	apply irrespective of any indulgence granted by any person;

(d)	continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any Obligation or any other judgment or order; and

(e)	apply whether or not any claim under it relates to any matter disclosed by any Chargor or otherwise known to the Chargee.

22.	SET-OFF

The Chargee may, so long as a Default is continuing, set off any matured obligation due from any Chargor under this Deed (to the extent beneficially owned by the Chargee) against any matured obligation owed by the Chargee to that Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Chargee may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

23.	RIGHTS, AMENDMENTS, WAIVERS AND DETERMINATIONS

23.1	Ambiguity

Where there is any ambiguity or conflict between the rights conferred by law and those conferred by or pursuant to this Deed, the terms of this Deed shall prevail.

23.2	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Chargee or Delegate any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

23.3	Amendments and waivers

Any term of this Deed may be amended or the observance of any term of this Deed may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the prior written consent of the Chargee.

23.4	Determinations

Any determination by or certificate of the Chargee or any Delegate under or in connection with this Deed shall be prima facie evidence of the matters to which it relates.

24.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

25.	NOTICES

25.1	Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter.

25.2	English translations

All notices and communication must be in the English or Chinese language or both or accompanied by a certified English or Chinese translation on which the Chargee is entitled to rely.

25.3	Authorised addresses and numbers

In the case of posting, the envelope containing the notice or communication must be addressed to the intended recipient at the authorised address of that Party and must be properly stamped or have the proper postage prepaid for delivery by the most expeditious service available (which will be airmail if that service is available) and, in the case of a fax, the transmission must be sent to the intended recipient at the authorised number of that Party.

For the purposes of Clause 25, subject to Clause 25.4, the authorised address and fax number of each of the Chargors and the Chargee are those identified with its name on the signature pages of this Deed.

25.4	Notification of changes

No change in any of the particulars set out in Clause 25.3 will be effective against a Party until three business days prior written notice has been given to that Party.

25.5	Deemed giving of notice and receipt

Receipt of a notice or communication by a Chargor must be actual receipt but, in other cases, a notice will be deemed to have been duly given and received:

(i)	on personal delivery to an address (or in the case of the Chargee, any director or the secretary of an addressee) or on a business day to a place for the receipt of letters at that addressee’s authorised address;

(ii)	in the case of posting, on the third business day after the day of posting; and

(iii)	in the case of a fax, on issue to the sender of an O.K. result confirmation report or, if the day of issue is not a business day, on the next business day.

25.6	Business days

For the purposes of Clauses 25.4 (Notification of changes) and 25.5 (Deemed giving of notice and receipt), a “business day” means a day which is not a Saturday or a Sunday or a public holiday in the country of posting or transmission or in the country where the authorised address or fax number of the intended recipient is located and, where a notice or communication is posted, which is not a day when there is a disruption of postal services in either country which prevents collection or delivery.

26.	CHANGES TO PARTIES

26.1	No transfer by any Chargor

No Chargor shall or shall agree to transfer or assign all or any part of its rights and/or obligations under this Deed to any person.

26.2	Transfer by the Chargee

(a)	The Chargee may at any time transfer or assign all or any part of its rights and/or obligations under this Deed to any person the Chargee appoints.

(b)	Each Chargor agrees to execute all documents and take all action that may be required by the Chargee in respect of any assignment or transfer, or proposed assignment or transfer. Any such assignee or transferee shall be and be treated as a Party for all purposes of this Deed and shall be entitled to the full benefit of this Deed to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it.

26.3	Assignments and transfers

Each Chargor:

(a)	upon request of the Chargee or any successor Chargee will execute and authorises the Chargee to execute on its behalf any and all instruments for fully vesting in and confirming to the successor Chargee all such rights and obligations; and

(b)	by way of security irrevocably authorises the Chargee to execute on its behalf any document the Chargee considers necessary in relation to the creation, or maintenance of the Charges and any transfer or assignment contemplated by this Deed, the Investment Agreement in accordance with the Investment Agreement, the Notes Conditions (in respect of the Chargee), the terms of the Preferred Shares Terms (in respect of COFCO Fund).

27.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

28.	GOVERNING LAW

This Deed (including this dispute resolution clause) is governed by and shall be construed in accordance with Hong Kong law.

29.	DISPUTE RESOLUTION

29.1	Arbitration

(a)	The Parties irrevocably agree that any dispute, controversy or claim arising out of or relating to this Deed or the breach, termination or invalidity thereof (a “Dispute”) shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrator shall be three (3).

(b)	Any arbitral award shall be final and binding upon the Parties and shall be enforceable in any court of competent jurisdiction in accordance with its terms.

(c)	During the period when a Dispute is being resolved, the Parties shall in all respects (other than the issue(s) in dispute) continue their performance of this Deed.

(d)	To the extent permitted by the Hong Kong International Arbitration Centre Administered Arbitrations Rules, the foregoing shall not preclude any Party from seeking interim relief or orders for interim preservation in any court of competent jurisdiction. Any such application to any court of law shall not demonstrate an intent to act inconsistently in any way with the agreement to settle disputes by arbitration set out in this Clause.

29.2	Service of process

Each Chargor irrevocably appoints GlobalKey Commercial International Holdings (HK) Limited, a company incorporated in Hong Kong, as its process agent to receive on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. Such service shall be deemed completed on delivery to such process agent (or its successor). If for any reason such process agent (or its successor) ceases to be able to act as process agent of any Chargor, or no longer has an address in Hong Kong, the relevant Chargor irrevocably agrees to appoint a substitute process agent reasonably acceptable to the Chargee and to deliver to the Chargee a copy of the new process agent’s acceptance of that appointment within five (5) days of the appointment provided that until the Chargee receives such notification, it shall be entitled to treat the process agent named above (or its said successor) as the process agent of that Chargor for the purposes of this Deed. Each Chargor agrees that any such legal process shall be sufficiently served on it if delivered to such process agent for service at its address for the time being in Hong Kong whether or not such process agent gives notice thereof to it.

29.3	Waiver of immunity

Each Chargor irrevocably and unconditionally:

(a)	agrees that if the Chargee brings proceedings against it or its assets in relation to this Deed, no immunity from those proceedings (including, without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets;

(b)	waives any such right of immunity which it or its assets now has or may subsequently acquire; and

(c)	consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in those proceedings.

30.	LANGUAGE

This Agreement has been prepared in English with a separate Chinese language translation. If there is any conflict between the English version and the Chinese version, the English language text shall prevail.

In witness whereof this Deed has been executed as a deed on the date stated at the beginning.

SCHEDULE 1

RIGHTS OF CHARGEE

After the Charges become enforceable, the Chargee shall have the right, either in its own name or in the name of any Chargor or otherwise and in such manner and upon such terms and conditions as it thinks fit, and either alone or jointly with any other person:

(a)	Take possession

to take possession of the Charged Assets, and to require payment to it of all Dividends including without limitation, to complete any instruments of transfer and to procure the transfer of the Charged Assets into the name of the Chargee or its nominee and, if necessary, take possession of and collect the share certificates and/or other documents of title relating to the Charged Assets;

(b)	Deal with Charged Assets

to sell, transfer, assign, exchange or otherwise dispose of or realise the Charged Assets to any person either by public offer or auction, tender or private contract and for a consideration of any kind;

(c)	Borrow money

to borrow or raise money either unsecured or on the security of the Charged Assets (either in priority to the Charges or otherwise);

(d)	Rights of ownership

to exercise and do (or permit a Chargor or any nominee of it to exercise and do) all such rights and things as the Chargee would be capable of exercising or doing if it were the absolute beneficial owner of the Charged Assets;

(e)	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person relating to the Charged Assets;

(f)	Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Assets;

(g)	Redemption of Encumbrances

to redeem any Encumbrance (whether or not having priority to the Charges) over the Charged Assets and to settle the accounts of any person with an interest in the Charged Assets;

(h)	Spend money

in the exercise of any of the above powers, to spend such sums as it may think fit and a Chargor shall within 10 days of a written demand pay to the Chargee or the Receiver (as the case may be) all sums so spent together with interest on those sums at such rates as the Chargee may from time to time determine from the time they are paid or incurred, and those sums (together with such interest) shall be secured by the Charges; and

(i)	Other powers

to do anything else it may think fit for the realisation of the Charged Assets or incidental to the exercise of any of the rights conferred on it under or by virtue of this Deed, the Companies Ordinance and other applicable statutory provisions and common law.

SCHEDULE 2

SHARES

Column A	Column B	Column C	Column D	Column E	Column F
The Charged Company	Place of incorporation of the Charged Company	Name of registered shareholder(s)	Place of incorporation or residence of registered shareholder(s)	No. of shares	Certificate no.
SkyPeople Fruit Juice, Inc.	Florida	China Tianren Organic Food Holding Company Limited	British Virgin Islands	733,539	SP05133
SkyPeople Fruit Juice, Inc.	Florida	Golden Dawn International Limited	British Virgin Islands	5,868,313	SP05128

SCHEDULE 3

FORM OF STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to                     [                    ] ([        ]) shares of Common Stock of Skypeople Fruit Juice, Inc., a Florida corporation, represented by Certificate No. [    ] (the “Stock”), standing in the name of the undersigned on the books of said corporation and does hereby irrevocably constitute and appoint                      as the undersigned’s true and lawful attorney, for it and in its name and stead, to sell, assign and transfer all or any of the Stock, and for that purpose to make and execute all necessary acts of assignment and transfer thereof; and to substitute one or more persons with like full power, hereby ratifying and confirming all that said attorney or substitute or substitutes shall lawfully do by virtue hereof.

Dated:             , 20

[ ]

By:
Name:
Title:

SCHEDULE 4

FORM OF IRREVOCABLE DEED OF APPOINTMENT OF PROXY AND POWER OF ATTORNEY

We, [—], hereby irrevocably appoint [name of the Chargee] as our:

1.	proxy to vote at meeting of the shareholders of Skypeople Fruit Juice, Inc. (the “Company”) in respect of any existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name; and

2.	duly authorised representative and duly appointed attorney-in-fact to sign resolutions in writing of the Company in respect of our existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name.

This proxy and this power of attorney granted hereunder are irrevocable by reason of being given for valuable consideration.

IN WITNESS whereof this instrument has been duly executed as a deed this [—] day of [—].

The COMMON SEAL of	)
[—]	)
was affixed on this Deed	)
in the presence of:	)
)
)

Signature of Witness

Name:

Address:

Occupation:

Share Charge

The COMMON SEAL of			)
CHINA TIANREN ORGANIC FOOD			)
HOLDING COMPANY LIMITED			)	By:	/s/ Lin Bai
was affixed on this Deed			)	Name:	Lin Bai
in the presence of:	By:	/s/ Ying Li	)
	Name:	Ying Li	)
)

Address:	23/F China Development Bank Tower, No. 2 Gaoxin First Road, Xi’an, Shaanxi Province, PRC

Fax No:	0086-29-88377295

Attention:	Li Ying

Signature page to the Share Charge

Share Charge

The COMMON SEAL of			)
GOLDEN DAWN			)
INTERNATIONAL LIMITED			)	By:	/s/ Yongke Xue
was affixed on this Deed			)	Name:	Yongke Xue
in the presence of:	By:	/s/ Ying Li	)
	Name:	Ying Li	)
)

Address:	23/F China Development Bank Tower, No. 2 Gaoxin First Road, Xi’an, Shaanxi Province, PRC

Fax No:	0086-29-88377295

Attention:	Li Ying

Signature page to the Share Charge

Share Charge

The COMMON SEAL of			)
VANDI INVESTMENTS LIMITED			)
was affixed on this Deed			)	By:	/s/ Xin Li
in the presence of:	By:	/s/ Wenting Ji	)	Name:	Xin Li
	Name:	Wenting Ji	)
)

Address:	34/F, Two Pacific Place, 88 Queensway, Admiralty, Hong Kong

Fax No:	00852-2140 6088

Attention:	Li Xin

Signature page to the Share Charge